Exhibit 5.1

GUTIÉRREZ BERGMAN BOULRIS, PLLC

901 PONCE DE LEON BLVD., SUITE 303

CORAL GABLES, FL 33134

December 11, 2018

SanSal Wellness Holdings, Inc.

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

You have requested our opinion with respect to the 62,875,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) of SanSal Wellness Holdings, Inc., a Nevada corporation (the “Company”) offered by certain of the Company’s shareholders and included in the Registration Statement filed with the Securities and Exchange Commission on November 1, 2018 (File No. 333-228109) and as subsequently amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Registration Statement the accompanying prospectus, the Shares consist of consisting of (a) 31,437,500 Shares held by the selling shareholders named in this prospectus purchased as part of a private offering of units (“Units”) completed in July 2018, each Unit consisting of one share of common stock and one common stock purchase warrant (“Warrants”); (b) 18,308,333 Shares held by the selling shareholders named in this prospectus, which have subsequently been issued upon exercise of Warrants; and (b) 13,129,167 Shares issuable upon exercise of the remaining outstanding Warrants.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that (a) the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; and (b) the Shares issuable upon exercise of the Warrants are duly authorized, and when issued upon conversion of the Note in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida. We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida, the Nevada Corporation Law (Chapter 78, Nevada Revised Statutes) and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Members of our Firm hold options to purchase 350,000 Shares.

Very truly yours,

/s/ GUTIÉRREZ BERGMAN BOULRIS, PLLC